Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2010
LAUREL, Miss. (August 23, 2010) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2010.
     Net sales for the third quarter of fiscal 2010 were $489.1 million compared with $504.8 million for the same period a year ago. For the quarter, the Company reported net income of $36.1 million, or $1.55 per share, compared with $43.0 million, or $2.06 per share, for the third quarter of fiscal 2009.
     Net sales for the first nine months of fiscal 2010 were $1,396.3 million compared with $1,320.5 million for the first nine months of fiscal 2009. Net income for the first nine months of fiscal 2010 totaled $87.0 million, or $3.96 per share, compared with $62.5 million, or $3.00 per share, for the first nine months of last year.
     “Sanderson Farms’ financial results for the third quarter of fiscal 2010 reflect favorable market conditions and solid execution in our operations, offset by the effect of the extreme heat on our live operations,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market prices for poultry products were lower than last year’s third quarter. Retail grocery store demand has remained strong, although food service demand has remained sluggish, and will likely remain that way until the employment market gains traction and more consumers return to restaurants. Overall, our operations continue to run well, resulting in solid operating margins for the third quarter. We were also able to benefit from slightly lower costs for corn and soybean meal, our primary feed ingredients, compared with the same period a year ago. Despite lower grain costs, live production costs were negatively affected by the extreme heat across our production areas. Heat negatively impacts live weights and feed conversions, which in turn results in fewer pounds processed and sold.”
     According to Sanderson, overall market prices for poultry products were slightly lower in the third quarter of fiscal 2010 compared with prices in the third quarter of fiscal 2009. As measured by a simple average of the Georgia dock price for whole chickens, prices were relatively flat, showing a one percent decline compared with the third quarter of fiscal 2009. Driven by seasonal demand, boneless breast meat prices improved during the quarter, and averaged almost nine percent higher than the prior-year period, and averaged 7.9 percent higher for the first nine months of the year compared with the prior year. Jumbo wing prices weakened seasonally and averaged $1.07 per pound for the third quarter of fiscal 2010, down 19 percent from the average of $1.32 per pound for the third quarter of fiscal 2009. The average quoted market price for bulk leg quarters decreased approximately 22 percent for the quarter, reflecting weaker export sales. Cash prices for corn and soybean meal delivered to the Company decreased 9.3 percent and 10.2 percent, respectively, compared with the third quarter a year ago. For the nine months ended July 31, 2010, corn decreased 8.4 percent and soybean meal increased 1.3 percent when compared to the nine months ended July 31, 2009.
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Sanderson Farms Reports Results For Third Quarter of Fiscal 2010

August 23, 2010
     “Solid execution through our first three fiscal quarters by our managers has put the Company in a position where it is probable that the Company’s fiscal 2010 earnings will trigger bonuses under the Company’s bonus award program and a contribution to the Company’s Employee Stock Ownership Plan,” added Sanderson. “Accordingly, our third quarter results reflect total accruals for both the bonus award program and the ESOP of approximately $16.1 million. Approximately $8.7 million of this total is reflected in our cost of goods sold for the quarter, with $7.4 million in administrative costs. By comparison, our results for the third fiscal quarter of 2009 included total accruals for bonuses and the ESOP of $14.6 million, with $6.3 million allocated to cost of goods sold and $8.3 million to administrative costs.
     “The development of our new Kinston, North Carolina, complex is moving forward on schedule,” added Sanderson. “We have moved into the hatchery, the feed mill will be completed soon, and we expect to begin processing birds in January 2011. We look forward to the new opportunities this plant will provide for Sanderson Farms, our employees, customers and shareholders.”
     Sanderson Farms will hold a conference call to discuss this press release today, August 23, 2010, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through August 31, 2010. Those without internet access or who prefer to listen via telephone may call 800-817-8869, access code 1490852.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2010 and July 31, 2010, and the following:
(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.
(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.
(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.
(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.
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Sanderson Farms Reports Results For Third Quarter of Fiscal 2010

August 23, 2010
(5)	Various inventory risks due to changes in market conditions.
(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.
(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.
(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.
(9) Changes in the availability and cost of labor and growers.
(10) The loss of any of the Company’s major customers.
(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.
(12) Failure to respond to changing consumer preferences.
(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.
     Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings.
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Sanderson Farms Reports Results For Third Quarter of Fiscal 2010

August 23, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Net sales	$489,096	$504,846	$1,396,320	$1,320,489
Costs and expenses:
Cost of sales	409,841	413,821	1,199,994	1,168,507
Selling, general and administrative	24,899	21,514	60,536	46,312

	434,740	435,335	1,260,530	1,214,819

Operating income	54,356	69,511	135,790	105,670

Other income (expense):
Interest income	34	8	50	19
Interest expense	(277)	(2,038)	(2,570)	(7,738)
Other	5	5	12	2

	(238)	(2,025)	(2,508)	(7,717)

Income before income taxes	54,118	67,486	133,282	97,953
Income tax expense	18,002	24,438	46,262	35,438

Net income	$36,116	$43,048	$87,020	$62,515

Basic earnings per share	$1.55	$2.06	$3.96	$3.00

Diluted earnings per share	$1.55	$2.06	$3.96	$3.00

Dividends per share	$0.15	$0.14	$0.45	$0.42

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Sanderson Farms Reports Results For Third Quarter of Fiscal 2010

August 23, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,698	$8,194
Accounts receivable, net	74,200	68,461
Inventories	153,970	140,521
Refundable income taxes	0	1,567
Deferred tax asset	2,230	2,866
Prepaid expenses and other current assets	22,585	18,428

Total current assets	355,683	240,037

Property, plant and equipment	838,194	740,587
Less accumulated depreciation	(378,615)	(347,459)

	459,579	393,128
Other assets	3,129	3,011

Total assets	$818,391	$636,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$102,047	$76,352
Current maturities of long-term debt	991	1,022

Total current liabilities	103,038	77,374

Long-term debt, less current maturities	62,646	103,123
Claims payable	2,100	2,600
Deferred income taxes	21,755	22,371
Stockholders’ equity:
Common stock	22,738	20,334
Paid-in capital	153,828	35,143
Retained earnings	452,286	375,231

Total stockholders’ equity	628,852	430,708

Total liabilities and stockholder’s equity	$818,391	$636,176

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